Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Zila, Inc.
Phoenix, Arizona
We hereby consent to the incorporation by reference in Registration Statements No. 33-32805, No. 333-02857, No. 333-02859, No. 333-42769, No. 33-32970, No. 333-54958, No. 333-54960, No. 333-108754 and No. 333-124671 of Zila, Inc. on Form S-8 and Registration Statements No. 333-134860, No. 333-139967 and No. 333-139698 of Zila, Inc. (the “Company”) on Form S-3 of our report dated December 19, 2006, on our audits of the consolidated financial statements and financial statement schedules of Professional Dental Technologies, Inc. as of October 31, 2006 and 2005, and for the years ended October 31, 2006, 2005 and 2004, which report is incorporated by reference in this filing on Form 8-K/A.
/s/ BKD, LLP
Little Rock, Arkansas
February 13, 2007